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                                                                      EXHIBIT 11

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
             ------------------------------------------------------
                       Computation of Net Income Per Share
                                   (Unaudited)
                      (Thousands, except per share amounts)

--------------------------------------------------------------------------------

                                                          Three Months Ended                      Six Months Ended
                                                             December 31                             December 31
                                                        1997             1996                 1997                1996
                                                     ---------        ----------           ----------          ----------

         Average Shares Outstanding
         --------------------------

 1.      Average common shares
         outstanding                                    21,604            18,496               21,130              18,494

 2.      Net additional shares
         outstanding assuming stock
         options exercised and
         proceeds used to purchase
         treasury stock                                    357               209                  353                 211

 3.      Net additional shares
         outstanding for the effect of
         Performance Accelerated Restriced
         Stock (PARS)                                       55                47                   51                  47
                                                     ---------        ----------           ----------          ----------

 4.      Adjusted average common
         shares outstanding for
         fully diluted computation                      22,016            18,752               21,534              18,752
                                                     =========        ==========           ==========          ==========


         Net Income
         ----------

 5.      Net income as reported in
         statements of consolidated
         income                                      $   7,714        $    6,003           $   12,211          $   11,408
                                                     =========        ==========           ==========          ==========

         Net Income Per Share
         --------------------

 6.      Net income per average
         common share outstanding -
         basic (5/1)                                 $    0.36        $     0.32           $     0.58          $     0.62
                                                     =========        ==========           ==========          ==========

 7.      Net income per common
         share - diluted
         (5/3)                                       $    0.35        $     0.32           $     0.57          $     0.61
                                                     =========        ==========           ==========          ==========